Exhibit 3.1

Privileged & Confidential

CERTIFICATE OF INCORPORATION

OF

JELD-WEN HOLDING, INC.

ARTICLE I.

NAME

The name of the Corporation is “JELD-WEN Holding, Inc.” (the “Corporation”).

ARTICLE II.

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle (19801). The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,560,000, of which (a) 22,810,000 shares shall be Common Stock, par value $0.01 per share (the “Total Common Stock”) and (b) 8,750,000 shares shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”, and together with the Total Common Stock, the “Capital Stock”).

Of the Total Common Stock, there shall be designated two separate series: (i) 22,379,800 shares shall be designated Common Stock (the “Common Stock”); and (ii) 430,200 shares shall be designated Class B-1 Common Stock (the “Class B-1 Common Stock”).

Of the Preferred Stock, (i) 2,922,634 shares shall be designated Series A-1 Convertible Preferred Stock (the “Series A-1 Stock”), (ii) 208,760 shares shall be designated Series A-2 Convertible Preferred Stock (the “Series A-2 Stock”), (iii) 843,132 shares shall be designated Series A-3 Convertible Preferred Stock (the “Series A-3 Stock”), (iv) 4,775,473 shares shall be designated Series A-4 Convertible Preferred Stock (the “Series A-4 Stock” and, together with the Series A-1 Stock, Series A-2 Stock, and Series A-3 Stock, the “Series A Convertible Preferred Stock”), and (v) one share shall be designated “Series B Preferred Stock.”

The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Capital Stock are as set forth in Articles V-VII below.

ARTICLE V.

RIGHTS, POWERS, PREFERENCES AND RESTRICTIONS PERTAINING TO TOTAL COMMON STOCK

The rights, powers, preferences and restrictions granted to and imposed on the Total Common Stock are as set forth in this Article V and in Article VII.

A. Relative Rights.

(1) Except as (a) any provision of law may otherwise require or (b) any provision in this Certificate of Incorporation may otherwise provide, each share of Total Common Stock (whether Common Stock or Class B-1 Common Stock) shall have the same rights, privileges, interests and attributes, and shall be subject to the same limitations, as every other share of Total Common Stock and, without limitation, shall entitle the holder of record of any such issued and outstanding share of Total Common Stock, to receive an equal proportion (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) of any cash dividends that may be declared, set apart or paid, an equal proportion of any dividends of authorized but unissued shares of the capital stock of the Corporation, if any, that may be made, an equal proportion (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) of any dividends of any bonds or property of the Corporation, including the shares or bonds of other entities, that may be made, and an equal proportion (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) of any distributions of the net assets of the Corporation (whether stated capital or surplus) that may be made upon a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”).

(2) The Corporation shall not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or other transaction) its shares of Common Stock or Class B-1 Common Stock, as the case may be, without in the same manner and in the same proportion subdividing or combining all shares of Common Stock and Class B-1 Common Stock.

B. Voting.

(1) Each holder of shares of Common Stock shall be entitled to notice of and to attend all special and annual meetings of the holders of shares of capital stock of the Corporation (the “Shareholders”) and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the Shareholders in accordance with the DGCL, subject to the rights of other classes or series of Capital Stock to elect and remove without cause directors in accordance with the provisions of this Certificate of Incorporation.

(2) Each holder of shares of Class B-1 Common Stock shall be entitled to notice of and to attend all special and annual meetings of the Shareholders and to cast a number of votes equal to the number of shares of Common Stock into which such holder’s shares of Class B-1 Common Stock could be converted (as more fully described in Section F below) on the record date for the vote or consent of Shareholders upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the Shareholders in accordance with the DGCL, subject to the rights of other classes or series of Capital Stock to elect and remove without cause directors in accordance with the provisions of this Certificate of Incorporation.

(3) The holders of shares of Total Common Stock shall vote as a single class with respect to the election and removal of directors (other than the election and removal without cause of the Preferred Directors) and, except as required by law, together with the Series A Convertible Preferred Stock as a single class upon all other matters submitted to a vote of Shareholders, including an agreement of merger. The holders of Total Common Stock are not entitled to vote separately on an agreement of merger.

C. Authorized Shares. The number of authorized shares of Total Common Stock may be increased or decreased (but not decreased below the number of shares thereof then outstanding), irrespective of Section 242(b)(2) of the DGCL, with the approval of the holders of a majority of the voting power of the issued and outstanding shares of the Total Common Stock and Series A Convertible Preferred Stock entitled to vote (voting together as a single class on an as-converted basis).

D. Dividends.

(1) Subject to Section A(2)(b) and (c) of Article VI, whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Total Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Total Common Stock, then dividends may be paid on the Total Common Stock on a pro rata basis (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board.

(2) Except for Permitted Non-Core Common Dividends (which may be made to the holders of Common Stock in accordance with Section A(2)(b) of Article VI), whenever any dividend or distribution (including any distribution upon Liquidation of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Common Stock, an equal dividend or distribution shall be made on the shares of Class B-1 Common Stock (unless such dividend or distribution is made in Common Stock) (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose), and, whenever any dividend or distribution (including any distribution upon Liquidation of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class B-1 Common Stock, an equal dividend or distribution shall be made on the shares of Common Stock (unless such dividend or distribution is made in Class B-1 Common Stock) (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose); provided, however, that no dividend or other distribution shall be payable in shares of Common Stock or Class B-1 Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Common Stock or Class B-1 Common Stock (including pursuant to a stock split or a division of such class of stock or a recapitalization of the Corporation), unless only shares of Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Common Stock shall be distributed with respect to any outstanding shares of Common Stock and simultaneously only an equal number per share (not treating shares of Class B-1 Common Stock on an as-converted basis for such purpose) of shares of Class B-1 Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class B-1 Common Stock and otherwise in all material respects having the same powers, preferences and rights as the securities distributed with respect to the shares of Common Stock shall be distributed with respect to any outstanding shares of Class B-1 Common Stock.

E. Dissolution, Liquidation, Winding-Up. Subject to Section C of Article VI, in the event of any Liquidation, the holders of the Total Common Stock and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate, pro rata (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose), in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class or series of stock having preference over the Total Common Stock, in the event of any Liquidation, the full preferential amounts, if any, to which they are entitled.

F. Conversion of the Class B-1 Common Stock. The holders of Class B-1 Common Stock have the following conversion rights:

(1) Optional Conversion. Each share of Class B-1 Common Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Class B-1 Common Stock, into shares of Common Stock at the same ratio on the date of conversion as a share of Series A-1 Stock would have been convertible on such date of conversion, assuming that no cash dividends had been paid on the Series A-1 Stock (such ratio, the “Class B-1 Conversion Rate”).

(2) Automatic Conversion. If, at any time a majority of the shares of Series A-1 Stock outstanding as of the Series A Initial Issuance Date have been converted to Common Stock pursuant to Section B of Article VI, whether pursuant to optional conversion or automatic conversion thereof (such occurrence, the “Series A Majority Conversion”), or upon a Company Redemption pursuant to Section D of Article VI, then, effective immediately upon the occurrence of such event, all outstanding shares of the Class B-1 Common Stock shall be converted into shares of Common Stock at the Class B-1 Conversion Rate at such time. In the event of a Liquidation of the Corporation or a Company Sale, effective immediately prior to the earlier, as applicable, of either (i) the distributions of the proceeds of such Liquidation or Company Sale pursuant to Section C of Article VI or (ii) if such Liquidation or Company Sale is a dissolution or merger, the effectiveness of such Liquidation or Company Sale, in each of clause (i) and (ii), all outstanding shares of the Class B-1 Common Stock shall be converted into shares of Common Stock at the Class B-1 Conversion Rate at such time. If any shares of Class B-1

Common Stock are issued after a Series A Majority Conversion, Company Redemption, Company Sale or Liquidation of the Corporation, such shares shall automatically be converted into Common Stock at the Class B-1 Conversion Rate as of the date of the Series A Majority Conversion, Company Redemption, Company Sale or Liquidation (as applicable).

(3) Mechanics of Optional Conversion. Before any holder of shares of Class B-1 Common Stock shall be entitled to convert the same into whole shares of Common Stock pursuant to Section F(1), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such Class B-1 Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder’s name or the name or names of such holder’s nominees in which such holder wishes the certificate or certificates to be registered for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid. Except as set forth herein, conversion pursuant to Section F(1) shall be deemed to have occurred immediately prior to the close of business on the date of such surrender of the shares of the Class B-1 Common Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of immediately prior to the close of business on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Class B-1 Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Common Stock upon conversion of the Class B-1 Common Stock shall not be deemed to have converted such Class B-1 Common Stock until immediately prior to the closing of such sale of securities.

(4) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Class B-1 Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Class B-1 Common Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the DGCL, use its best efforts to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued, not subscribed for, and not otherwise committed to be issued shall not be sufficient to permit the conversion of all of the shares of the Class B-1 Common Stock at the time outstanding.

(5) Payment of Taxes. To the fullest extent permitted by applicable law, the Corporation shall pay any and all issuance and other stock transfer taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of the Class B-1 Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which Class B-1 Common Stock so converted was registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax.

(6) Fractional Shares. Notwithstanding anything to the contrary in this Section F, no fractional shares of Common Stock shall be issued upon conversion of the Class B-1

Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board; provided, however, that if the conversion is in connection with a Public Offering of Common Stock, the fair market value of a share of Common Stock shall be the price to the public per share of Common Stock in such Public Offering. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class B-1 Common Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion. The prohibition on the issuance of fractional shares upon conversion of the Class B-1 Common Stock provided by this Section F(6) shall apply only to an actual conversion of shares of Class B-1 Common Stock and shall not be applicable in determining the number of shares of Common Stock into which the Class B-1 Common Stock is then convertible for any other purpose in this Certificate of Incorporation.

ARTICLE VI.

RIGHTS, POWERS, PREFERENCES AND RESTRICTIONS PERTAINING TO

PREFERRED STOCK

The rights, powers, preferences and restrictions granted to and imposed on the Preferred Stock are as set forth in this Article VI and in Article VII.

A. Series A Convertible Preferred Stock.

(1) Voting. In addition to any voting rights required by law and by this Certificate of Incorporation, and subject to Section F, each holder of shares of the Series A Convertible Preferred Stock shall be entitled to notice of and to attend all special and annual meetings of Shareholders and to cast a number of votes equal to the number of shares of Common Stock into which such holder’s shares of the Series A Convertible Preferred Stock could be converted (as more fully described in Section B below) on the record date for the vote or consent of Shareholders upon any matter or thing properly considered and acted upon by the Shareholders (subject to the right of other classes or series of Capital Stock to designate and elect and remove directors in accordance with the provisions of this Certificate of Incorporation). Subject to Article XIV, the holders of shares of the Series A Convertible Preferred Stock shall vote with holders of the Total Common Stock as a single class on an as-converted basis upon all matters submitted to a vote of Shareholders, other than the election and removal without cause of directors, subject to any class or series shareholder voting requirement under applicable law. The holders of the Series A Convertible Preferred Stock shall vote with holders of the Total Common Stock as a single class on an agreement of merger and are not entitled to vote separately on an agreement of merger. The holders of Series A Convertible Preferred Stock, voting together as a single class on an as-converted basis, shall have the exclusive power to elect and remove without cause Series A Preferred Directors.

(2) Dividends.

(a) Dividends on each share of the Series A Convertible Preferred Stock shall accrue as follows:

i. Dividends on each share of Series A-1 Stock shall accrue at the rate of ten percent (10%) per annum on the sum of (x) the Series A Initial Liquidation Value, (y) $114.659932 (the “Old Series A-1 Unpaid Dividends”), and (z) the accrued but unpaid dividends on such share from and including the Series A Initial Issuance Date (the “New Series A-1 Unpaid Dividends” and, together with the Old Series A-1 Unpaid Dividends, the “Series A-1 Unpaid Dividends”);

ii. Dividends on each share of Series A-2 Stock shall accrue at the rate of ten percent (10%) per annum on the sum of (x) the Series A Initial Liquidation Value, (y) $80.645216 (the “Old Series A-2 Unpaid Dividends”), and (z) the accrued but unpaid dividends on such share from and including the Series A Initial Issuance Date (the “New Series A-2 Unpaid Dividends” and, together with the Old Series A-2 Unpaid Dividends, the “Series A-2 Unpaid Dividends”);

iii. Dividends on each share of Series A-3 Stock shall accrue at the rate of ten percent (10%) per annum on the sum of (x) the Series A Initial Liquidation Value, (y) $23.401614 (the “Old Series A-3 Unpaid Dividends”), and (z) the accrued but unpaid dividends on such share from and including the Series A Initial Issuance Date (the “New Series A-3 Unpaid Dividends” and, together with the Old Series A-3 Unpaid Dividends, the “Series A-3 Unpaid Dividends”); and

iv. Dividends on each share of Series A-4 Stock shall accrue at the rate of ten percent (10%) per annum on the sum of (x) the Series A Initial Liquidation Value and (y) the accrued but unpaid dividends on such share from and including the Series A-4 Initial Issuance Date (the “Series A-4 Unpaid Dividends” and, together with the Series A-1 Unpaid Dividends, Series A-2 Unpaid Dividends, and Series A-3 Unpaid Dividends, the “Series A Unpaid Dividends”).

Such dividends shall be fully cumulative and accumulate and accrue continually and compound annually at the rate described above, whether or not they have been declared and whether or not there are funds of the Corporation legally available for the payment thereof. Dividends on the Series A Convertible Preferred Stock shall be payable only when, as and if declared by the Board. Except as permitted by Section A(2)(c), dividends accrued on the Series A Convertible Preferred Stock may only be declared and paid, in whole or in part, at any time or times during the calendar year in respect of which they accrue. For the avoidance of doubt, the limitations on the payments of dividends provided by the foregoing two sentences shall not be applicable to any payments equal to amounts determined by reference to the amount of Series A Unpaid Dividends that may be due or payable under Section C.

(b) Except as described in Section A(2)(c), no dividend shall be declared or paid on the Total Common Stock unless (i) (A) there are no Series A Unpaid Dividends, and (B) a dividend on the Series A Convertible Preferred Stock is concurrently declared and paid as provided in the following sentence, or (ii) such dividend is declared and paid to holders of Common Stock prior to the first filing of a registration statement by the Corporation with respect to a Public Offering, consists solely of cash that is Distributable Non-Core Assets/Proceeds and provisions reasonably satisfactory to the Board have been made to reimburse the Corporation for any federal, state, and foreign tax that the Corporation and any of its subsidiaries may become subject to as a result of such dividend (a dividend described by this clause (ii), a “Permitted Non-Core Common Dividend”). The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive a pro rata share, based on the number of shares of Common Stock into which such holders’ shares of the Series A Convertible Preferred Stock could be converted (as more fully described in Section B below), of any dividend or distribution made by the Corporation to the holders of Total Common Stock (other than a distribution made to the holders of Total Common Stock pursuant to Section C, or a dividend made to the holders of Common Stock consisting solely of Distributable Non-Core Assets/Proceeds); no such dividend or distribution shall reduce the amount of Series A Unpaid Dividends.

(c) Notwithstanding clause (i) of the first sentence of Section (2)(b) and the existence of Series A Unpaid Dividends that may not be declared and paid pursuant to the last sentence of Section 2(a), the Corporation may declare and pay dividends on the Total Common Stock if (i) the Corporation gives notice to the holders of the Series A Convertible Preferred Stock describing (A) the proposed dividend to be paid on the Total Common Stock (the “Proposed Dividend”) and offering to declare and pay such Series A Unpaid Dividends and (B), if applicable, an alternative proposed dividend to be paid on the Total Common Stock if such Series A Unpaid Dividends are not paid (the “Alternative Dividend”) and (ii) the holders of a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock, voting together as a single class on an as-converted basis, consent in writing either to permit the Proposed Dividend and be paid the Series A Unpaid Dividends or to permit the payment of the Alternative Dividend. Nothing in this subsection (c) shall prohibit payment of a dividend in accordance with clause (ii) of the first sentence of Section A(2)(b).

B. Conversion of the Series A Convertible Preferred Stock. The holders of Series A Convertible Preferred Stock have the following conversion rights:

(1) Optional Conversion. Subject to Section B(11):

(a) each share of Series A-1 Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into a number of whole shares of Common Stock equal to the sum of (w) one (1), (x) the quotient of $39.106226 divided by $239.51, (y) the quotient of $75.553706 divided by $206.7269, and (z) the quotient of the New Series A-1 Unpaid Dividends with respect to such share divided by the Equity Constant (as adjusted from time to time as provided below, the “Series A-1 Conversion Rate”);

(b) each share of Series A-2 Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into a number of whole shares of Common Stock equal to the sum of (w) one (1), (x) the quotient of $12.336405 divided by $239.51, (y) the quotient of $68.308811 divided by $206.7269, and (z) the quotient of the New Series A-2 Unpaid Dividends with respect to such share divided by the Equity Constant (as adjusted from time to time as provided below, the “Series A-2 Conversion Rate”);

(c) each share of Series A-3 Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A

Convertible Preferred Stock, into a number of whole shares of Common Stock equal to the sum of (w) one (1), (x) the quotient of $23.401614 divided by $206.7269, and (y) the quotient of the New Series A-3 Unpaid Dividends with respect to such share divided by the Equity Constant (as adjusted from time to time as provided below, the “Series A-3 Conversion Rate”); and

(d) each share of Series A-4 Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into a number of whole shares of Common Stock equal to the sum of (w) one (1) and (x) the quotient of the Series A-4 Unpaid Dividends with respect to such share divided by the Equity Constant (as adjusted from time to time as provided below, the “Series A-4 Conversion Rate” and, each of the Series A-1 Conversion Rate, Series A-2 Conversion Rate, Series A-3 Conversion Rate, and Series A-4 Conversion Rate, a “Series A Conversion Rate”).

(2) Automatic Conversion.

(a) If, at any time after October 3, 2016, the Corporation effects an initial Public Offering of its Common Stock pursuant to a registration on Form S-1 or any similar long form registration which satisfies all of the following criteria:

i. the Public Offering is effected on a firm commitment underwritten basis through a major underwriting firm of national reputation;

ii. the price to the public in the Public Offering is sufficient so that, if all of the shares of Series A Convertible Preferred Stock were converted into Common Stock and sold for cash at the price to the public on the date (the “IPO Date”) of the closing of the Public Offering (the “IPO Cash Sale Proceeds”), (x) the present value, as of the Old Series A Initial Issuance Date, of all IPO Cash Sale Proceeds with respect to shares of Series A-1 Stock, cash dividends paid on the Series A-1 Stock up to the IPO Date, the Old Series A-1 Dividends, and the Series A-1 Attributed Conversion Payment, discounted at 25% per annum on the basis of annual compounding, would be not less than the Series A-1 Initial Investment Amount, (y) the present value, as of the Supplemental Investment Issuance Date, of all IPO Cash Sale Proceeds with respect to shares of Series A-2 Stock, cash dividends paid on the Series A-2 Stock up to the IPO Date, the Old Series A-2 Dividends, and the Series A-2 Attributed Conversion Payment, discounted at 25% per annum on the basis of annual compounding, would be not less than the Supplemental Investment Amount, and (z) the present value, as of the Maturity Date, of all IPO Cash Sale Proceeds with respect to shares of Series A-3 Stock, cash dividends paid on the Series A-3 Stock up to the IPO Date, the Old Series A-3 Dividends, and the Series A-3 Attributed Conversion Payment, discounted at 25% per annum on the basis of annual compounding, would be not less than $71,641,093;

iii. the Common Stock offered pursuant to the Public Offering is listed on the New York Stock Exchange or the NASDAQ Global Select Market; and

iv. immediately after the closing of the Public Offering, the Common Stock has a public float of at least $300,000,000;

then, effective immediately prior to the closing of such initial Public Offering, all outstanding shares of the Series A Convertible Preferred Stock shall be converted into shares of Common Stock at the applicable Series A Conversion Rate at such time.

(b) Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock, voting or consenting together as a single class on an as-converted basis, all outstanding shares of the Series A Convertible Preferred Stock shall be converted into shares of Common Stock at the applicable Series A Conversion Rate at such time.

(3) Mechanics of Optional Conversion. Before any holder of shares of the Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to Section B(1), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such Series A Convertible Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder’s name or the name or names of such holder’s nominees in which such holder wishes the certificate or certificates to be registered for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid. Except as set forth herein, conversion pursuant to Section B(1) shall be deemed to have occurred immediately prior to the close of business on the date of such surrender of the shares of the Series A Convertible Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of immediately prior to the close of business on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the. Securities Act, the conversion may, at the option of any holder tendering Series A Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Common Stock upon conversion of the Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

(4) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Initial Issuance Date effect a subdivision of the outstanding Common Stock (including, but not limited to, by way of stock dividend, reclassification or stock split), the Series A Conversion Rates then in effect immediately before the subdivision shall be proportionately increased and, conversely, if the Corporation shall at any time or from time to time after the Series A Initial Issuance Date combine, in any manner, including by reclassification, the outstanding shares of Common Stock, the Series A Conversion Rates then in effect immediately before the combination shall be proportionately decreased so that, in either case, the holder of each share of the Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the number of shares of Common Stock receivable upon such subdivision or combination by holders of the number of shares of Common Stock into which such share of the Series A Convertible Preferred Stock might have been converted immediately prior to such subdivision or combination, all subject to further adjustments as provided herein. Any adjustment under this subsection (4) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(5) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock at any time or from time to time after the Series A Initial Issuance Date shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B(4) above or a reorganization, merger, consolidation or sale of assets provided for in Section B(6) below), then, and in each such event, provision shall be made (by adjustment to the Series A Conversion Rates or otherwise) so that the holder of each share of the Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustments as provided herein.

(6) Adjustment of Series A Conversion Rates for Reorganization or Merger. If at any time or from time to time after the Series A Initial Issuance Date there shall be a capital reorganization of the Corporation (other than a subdivision, combination, reclassification, exchange or substitution of shares provided for in Sections B(4) and B(5) above), or a merger of the Corporation with or into another entity, then, as a part of such reorganization, merger or consolidation, provision shall be made (by adjustment to the Series A Conversion Rates or otherwise) so that the holders of shares of the Series A Convertible Preferred Stock that remain outstanding thereafter, if any, shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, out of funds legally available therefor (to the extent applicable), the kind and amount of shares of stock and other securities, and other property, including cash, receivable upon such reorganization or merger by holders of the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization or merger. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B with respect to the rights of the holders of the Series A Convertible Preferred Stock after the reorganization or merger, to the end that the provisions of this Section B (including adjustment of the Series A Conversion Rates then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

(7) Subsequent Share Issuances. The adjustments provided by Sections B(4), B(5) and B(6) above shall apply to the Series A-4 Conversion Rate whether or not any shares of Series A-4 Stock are issued and outstanding at the time of the event or events giving rise to such adjustments.

(8) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the DGCL, use its best efforts to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued, not subscribed for, and not otherwise committed to be issued shall not be sufficient to permit the conversion of all of the shares of the Series A Convertible Preferred Stock at the time outstanding.

(9) Payment of Taxes. The Corporation shall pay any and all issuance and other stock transfer taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of the Series A Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which Series A Convertible Preferred Stock so converted was registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax.

(10) Converted Shares. Shares of Series A Convertible Preferred Stock that have been converted shall not be reissued.

(11) Company Sale Conversion. Notwithstanding anything set forth in this Section B, in the event of a conversion of all of the then outstanding shares of Series A Convertible Preferred Stock conditioned upon, or as a condition of, a Company Sale (a “Sale Conversion”), the applicable Series A Conversion Rates shall be adjusted so that in such Sale Conversion the number of shares of Common Stock to be issued to each former holder of Series A Convertible Preferred Stock so converted (a “Sale Conversion Holder”) is such that, following such Sale Conversion, the proceeds from the Company Sale that are distributed to the Sale Conversion Holders in respect of the Common Stock issued upon such Sale Conversion equal the amount the Sale Conversion Holders would have received in such Company Sale in respect of their shares of Series A Convertible Preferred Stock so converted, assuming that the amount distributable to all holders of Capital Stock was equal to the equity value implied by the price to be paid pursuant to such Company Sale transaction.

(12) Fractional Shares. Notwithstanding anything to the contrary in this Section B, no fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board; provided, however, that if the conversion is in connection with a Public Offering of Common Stock, the fair market value of a share of Common Stock shall be the price to the public per share of Common Stock in such Public Offering. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion. The prohibition on the issuance of fractional shares upon conversion of the Series A Convertible Preferred Stock provided by this Section B(12) shall apply only to an actual conversion of shares of Series A Convertible Preferred Stock and shall not be applicable in determining the number of shares of Common Stock into which the Series A Convertible Preferred Stock is then convertible for any other purpose in this Certificate of Incorporation.

C. Liquidation or Sale Preference.

In the event of Liquidation of the Corporation, or a sale of the Corporation by way of a merger, the sale of all or substantially all of the Corporation’s assets, or the sale of all of the Corporation’s outstanding Common Stock and Preferred Stock (a “Company Sale”), the proceeds of such Liquidation or Company Sale shall be distributed as follows: (i) first, to the holder of the share of Series B Preferred Stock, $1,000; (ii) second, to the holders of Series A Convertible Preferred Stock, an amount per share of Series A Convertible Preferred Stock equal to the Equity Constant (the “Series A Initial Liquidation Value”) (as adjusted to reflect any subdivision or combination of shares to which the Series A Convertible Preferred Stock has been subject) plus an amount equal to the applicable Series A Unpaid Dividends; (iii) third, to holders of Common Stock, an amount per share of Common Stock equal to the Equity Constant (as adjusted to reflect any subdivision or combination of shares to which the Common Stock has been subject) (the “Common Stock Liquidation Value”); and (iv) fourth, any remaining proceeds from the Liquidation or Company Sale shall be distributed to the holders of Common Stock and Series A Convertible Preferred Stock on a pro rata basis (based on the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock could be converted as of such date (as more fully described in Section B above)). If no shares of Series A Convertible Preferred Stock are outstanding, the proceeds of a Company Sale shall be distributed pro rata to the holders of Common Stock.

D. Company Redemption of Series A Convertible Preferred Stock.

(1) At any time after (a) October 3, 2017, in the event that (i) the Corporation has effected a Qualified Public Offering by no later than October 3, 2016 and (ii) the Common Stock is actively traded on an Approved Securities Exchange, with a public float of no less than $300,000,000, or (b) in the event that clause (a) of this Section D(1) is not applicable, at any time after October 3, 2019, the Corporation may, by written notice (a “Company Redemption Notice”) to the holders of the Series A Convertible Preferred Stock, elect to redeem (a “Company Redemption”), out of funds legally available therefor, all (but not less than all) outstanding shares of the Series A Convertible Preferred Stock as follows:

(a) As to the Series A-1 Stock, at a redemption price (the “Series A-1 Company Redemption Price”) equal to the amount necessary so that the present value, as of the Old Series A Initial Issuance Date, of all cash dividends paid on the Series A-1 Stock up to the Company Redemption Date, the Old Series A-1 Dividends, the Series A-1 Company Redemption Price, and the Series A-1 Attributed Redemption Payment, discounted at 25% per annum on the basis of annual compounding, equals the Series A-1 Initial Investment Amount;

(b) As to the Series A-2 Stock, at a redemption price (the “Series A-2 Company Redemption Price”) equal to the amount necessary so that the present value, as of the Supplemental Investment Issuance Date, of all cash dividends paid on the Series A-2 Stock up to the Company Redemption Date, the Old Series A-2 Dividends, the Series A-2 Company Redemption Price, and the Series A-2 Attributed Redemption Payment, discounted at 25% per annum on the basis of annual compounding, equals the Supplemental Investment Amount;

(c) As to the Series A-3 Stock, at a redemption price (the “Series A-3 Company Redemption Price”) equal to the amount necessary so that the present value, as of the Maturity Date, of all cash dividends paid on the Series A-3 Stock, the Old Series A-3 Dividends, the Series A-3 Company Redemption Price, and the Series A-3 Attributed Redemption Payment, discounted at 25% per annum on the basis of annual compounding, equals $71,641,093; and

(d) As to the Series A-4 Stock, at a redemption price (the “Series A-4 Company Redemption Price” and, each of the Series A-1 Company Redemption Price, Series A-2 Company Redemption Price, Series A-3 Company Redemption Price, and Series A-4 Company Redemption Price, a “Company Redemption Price”) equal to the aggregate par value of all shares of Series A-4 Stock outstanding at the time of the Company Redemption Notice;

provided, however, that prior to exercising its right to a Company Redemption pursuant to this Section D, the Corporation shall provide evidence reasonably satisfactory to the holders of a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock that such Company Redemption does not violate applicable law or violate, contravene or cause a default under any agreements or obligations related to indebtedness of the Corporation and will not result in the Corporation becoming insolvent; and provided, further, that after giving effect to the Company Redemption the ratio of pro-forma Consolidated Indebtedness to TTM EBITDA will not exceed 4.75.

(2) The Company Redemption Notice shall be delivered to each holder of record of Series A Convertible Preferred Stock, at the address last shown on the records of the Corporation for such holder, and shall notify such holder of the redemption to be effected, and shall specify each Company Redemption Price, the date upon which the Company Redemption shall be effective (which in no event shall be earlier than ninety (90) days following delivery of the Company Redemption Notice) (the “Company Redemption Date”) and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed.

(3) On or after the Company Redemption Date, (a) each share of Series A-1 Stock shall be redeemed by the Corporation for, and the Corporation shall pay in cash out of funds legally available therefor, the Series A-1 Per Share Redemption Price, (b) each share of Series A-2 Stock shall be redeemed by the Corporation for, and the Corporation shall pay in cash out of funds legally available therefor, the Series A-2 Per Share Redemption Price, (c) each share of Series A-3 Stock shall be redeemed by the Corporation for, and the Corporation shall pay in cash out of funds legally available therefor, the Series A-3 Per Share Redemption Price, and (d) each share of Series A-4 Stock shall be redeemed by the Corporation for, and the Corporation shall pay in cash out of funds legally available therefor, the Series A-4 Per Share Redemption Price. Upon such payment, the shares of Series A Convertible Preferred Stock being redeemed shall no longer be outstanding and the holders thereof shall thereupon surrender the certificates formerly representing such shares at the office of the Corporation, upon which such surrendered certificate shall be cancelled. Dividends shall cease accruing on the Series A Convertible Preferred Stock on the Company Redemption Date.

(4) At any time prior to the Company Redemption Date (including, for the avoidance of doubt, following receipt of a Company Redemption Notice), any holder of Series A Convertible Preferred Stock may exercise its right to convert any or all of such holder’s shares of Series A Convertible Preferred Stock in accordance with Section B, and any such conversion shall have no effect on the calculation of the applicable Company Redemption Price payable in connection with the redemption of shares of Series A Convertible Preferred Stock not so converted.

(5) For the avoidance of doubt, to the fullest extent permitted by law, a Company Redemption Notice shall be irrevocable. In the event that the Corporation gives a Company Redemption Notice but fails to perform its obligations to effect such Company Redemption, in addition to any remedies the holders of Series A Convertible Preferred Stock may have in law or equity, the Corporation shall no longer have the right to redeem the Series A Convertible Preferred Stock under this Section D of Article VI.

E. Series B Preferred Stock.

(1) Voting. In addition to any voting rights required by law, the Series B Preferred Stock shall only be entitled to vote on the election and removal without cause of the Series B Preferred Directors pursuant to B(1) of Article VIII and shall have no other voting rights. The holders of the Series B Preferred Stock, voting as a single class, shall have the exclusive power to elect and remove without cause the Series B Preferred Directors.

(2) Dividends: Cancellation. The Series B Preferred Stock shall not receive dividends. At such time as there are no outstanding shares of Series A Convertible Preferred Stock, each outstanding share of Series B Preferred Stock shall be automatically redeemed, out of funds legally available therefor, for $0.01 with no further action of the holder or the Corporation and the holder shall promptly surrender the certificate representing such shares to the Corporation in exchange for such redemption price; provided that if the Corporation does not have funds lawfully available for such redemption, each outstanding share of Series B Preferred Stock shall, to the fullest extent permitted by applicable law, be cancelled without any consideration being paid therefor. Shares of Series B Preferred Stock that are so redeemed or cancelled shall not be reissued.

F. Vote on Company Sale. In the event of a Company Sale contemplated by Section 1 of the Onex Shareholders Agreement that is to be effected as a merger, share exchange or sale of assets, the only shareholder approval required shall be the approval of a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock and Total Common Stock, voting together as a single class; with respect to any such matter, the holders of Common Stock as such shall be entitled to one vote per share of Common Stock, the holders of Class B-1 Common Stock as such shall be entitled to a number of votes per share of Class B-1 Common Stock equal to the number of shares of Common Stock into which such share of Class B-1 Common Stock could be converted, and the holders of Series A Convertible Preferred Stock as such shall be entitled to a number of votes per share of Series A Convertible Preferred Stock equal to the quotient obtained by dividing the product of two and the number of outstanding shares of Total Common Stock (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) by the number of outstanding shares of Series A Convertible Preferred Stock.

ARTICLE VII.

RIGHTS, POWERS, PREFERENCES AND RESTRICTIONS PERTAINING TO ALL

CAPITAL STOCK

The rights, powers, preferences and restrictions granted to and imposed on the Total Common Stock and Preferred Stock shall include the following:

A. Preemptive Rights.

(1) Subject to Section A(6) of this Article VII, if the Corporation authorizes or proposes to authorize the issuance or sale of any additional shares of Total Common Stock, Preferred Stock or other equity securities, or any securities convertible into or exchangeable or exercisable for Total Common Stock, Preferred Stock or other equity securities (collectively, “Participation Securities”) at any time, the Corporation shall deliver written notice thereof (a “Participation Notice”) to each holder of record of Total Common Stock and Series A Convertible Preferred Stock, at the address last shown on the records of the Corporation for such holder, at least ten (10) business days prior to the proposed issuance or authorization. The Participation Notice shall specify: (i) the number of Participation Securities that the Corporation proposes to issue or sell, (ii) the rights and preferences of such Participation Securities, (iii) the Person(s) to whom such Participation Securities are proposed to be issued or sold, (iv) the price (before any commission or discount) at which such Participation Securities are proposed to be issued or sold (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), and (v) the other material terms and conditions upon which the Corporation intends to issue or sell the Participation Securities. Following delivery by the Corporation of a Participation Notice, the Corporation shall provide such additional information as the holders of Total Common Stock or Series A Convertible Preferred Stock receiving such Participation Notice may reasonably request, at the expense of such holders, in order to evaluate the proposed sale of the Participation Securities. To the fullest extent permitted by applicable law, a holder of Total Common Stock or Series A Convertible Preferred Stock that is not an “accredited investor” as defined in Regulation D under the Securities Act (or any comparable concept under any successor Rule) shall not be treated as a holder of Total Common Stock or Series A Convertible Preferred Stock, as applicable, for purposes of this Section A.

(2) Each holder of Total Common Stock or Series A Convertible Preferred Stock shall have a period of ten (10) days (the “Participation Period”) after the mailing of the Participation Notice within which to notify the Corporation in writing (the “Participation Exercise Notice”) that such holder wishes to acquire a specified amount of the Participation Securities, up to its Pro Rata Portion (as defined below) (each such electing shareholder, a “Participating Shareholder”). Such Participation Exercise Notice shall constitute an irrevocable commitment by such holder to purchase such number of Participation Securities set forth therein on the terms and subject to the conditions set forth in this Section A. “Pro Rata Portion” means, with respect to any Participating Shareholder, a number of Participation Securities, expressed as a percentage, equal to the maximum number of Participation Securities proposed to be issued or sold by the Corporation multiplied by the Percentage Ownership of such Participating Shareholder.

(3) The Corporation shall notify each Participating Shareholder within five (5) days following the expiration of the Participation Period of the number or amount of Participation Securities which such Participating Shareholder has subscribed to acquire in connection with the applicable Participation Notice.

(4) The purchase of, or subscription for, Participation Securities by the Participating Shareholders shall be at the same price (or, if applicable, the estimated price) and on the same terms and conditions, including the date of sale or issuance, as are applicable to the proposed issuance or sale by the Corporation of the Participation Securities to other Persons. The closing of the purchase of Participation Securities shall take place at the principal offices of the Corporation, or at the same place as the closing of the proposed issuance or sale by the Corporation of the Participation Securities to other Persons if not at the principal offices of the Corporation. At the closing, the purchase price for the Participation Securities shall be paid by the purchaser(s) to the Corporation against delivery by the Corporation to the purchaser(s) of the certificates evidencing the Participation Securities to be issued, free and clear of all liens, encumbrances, security interests, adverse claims or other restrictions (other than those created by this Certificate of Incorporation), and each Participating Shareholder exercising its preemptive rights pursuant to this Section A shall execute and deliver such documents as shall be reasonably requested by the Corporation.

(5) If (i) the Participation Period shall have expired and any portion of the offered Participation Securities shall not have been accepted by any of the holders of Total Common Stock or Series A Convertible Preferred Stock, or (ii) at the scheduled closing of the offered Participation Securities to all or any of the Participating Shareholders pursuant to this Section A, any of such Participating Shareholders fails to or is unable to consummate the acquisition of the Participation Securities as provided in its Participation Exercise Notice, then the Corporation shall be free to consummate the issuance or sale of the unpurchased Participating Securities to the Person(s) named in the Participation Notice; provided, that such issuance or sale is consummated within ninety (90) days following the expiration of the Participation Period at a price equal to or greater than the price set forth in the Participation Notice and on terms and conditions no less favorable to the Corporation in the aggregate than are set forth in the Participation Notice. If, at the end of such 90-day period, the Corporation has not completed the sale or issuance of any such Participation Securities in accordance with the terms provided in the Participation Notice, the Corporation shall again be obligated to comply with the provisions of this Section A with respect to, and deliver a Participation Notice in connection with, any proposed sale or issuance of such Participation Securities.

(6) The preemptive rights provided by this Section A shall not be available to holders of Total Common Stock or Series A Convertible Preferred Stock with respect to any issuances by the Corporation of (i) securities issued in connection with a pro rata stock dividend, stock split, subdivision, combination, recapitalization or similar transaction, (ii) securities issued upon exercise, conversion or exchange of any security of the Corporation (including, for the avoidance of doubt, the Series A Convertible Preferred Stock), (iii) securities issued to employees or directors of, and consultants to, the Corporation and its subsidiaries in connection with an employee incentive program or similar benefit plan, (iv) securities issued to the public in connection with a Qualified Public Offering by the Corporation or in connection with the issuance or exercise of warrants or shares granted to underwriters in connection with a

Public Offering, (v) securities issued to independent third parties in connection with corporate or strategic partnerships, joint ventures or alliances involving the Corporation and/or its Subsidiaries, (vi) securities issued to lenders who are independent third parties in loan transactions, (vii) securities issued to independent third parties in connection with acquisitions, (viii) securities issued to Subsidiaries of the Corporation, (ix) securities issued pursuant to the Stock Purchase Agreement, (x) shares of Series B Preferred Stock, or (xi) Capital Stock issued in the Conversion. The provisions of this Section A can be waived prospectively or retroactively with the written consent of each of the holders of (i) a majority of the voting power of the outstanding shares of Total Common Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock, voting together as a single class on an as-converted basis. For the avoidance of doubt, holders of Total Common Stock or Series A Convertible Preferred Stock issued pursuant to any of the issuances described in clauses (i) through (viii) of this Section A(6), when and if such shares are issued, shall be entitled to the preemptive rights provided by this Section A with respect to such shares of Total Common Stock and Series A Convertible Preferred Stock.

ARTICLE VIII.

BOARD OF DIRECTORS

A. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall be constituted as provided in this Certificate of Incorporation, the By-Laws of the Corporation and the DGCL, and directors need not be elected by ballot unless required by the By-Laws of the Corporation. The Board shall hold meetings on at least a quarterly basis.

B. Number, Election and Term of Office.

(1) Subject to Section B(4) and Section B(7) of this Article VIII, upon the Series A Initial Issuance Date:

(a) the Board shall consist of eleven (11) members, of which (i) the holders of the Total Common Stock (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) are entitled to designate, elect, remove (without cause) and replace four (4) of such directors (“Common Directors”), (ii) the holders of Series A Convertible Preferred Stock (voting together as a single class on an as-converted basis) are entitled to designate, elect, remove (without cause) and replace five (5) of such directors (the “Series A Preferred Directors”), and (iii) the holders of the Series B Preferred Stock shall be entitled to designate, elect, remove (without cause) and replace two (2) directors (the “Series B Preferred Directors”, and collectively with the Series A Preferred Directors, the “Preferred Directors”); provided, however, that, only in connection with the appointment of the initial directors upon the effectiveness of the Conversion and this Certificate of Incorporation, the initial Common Directors shall be R.C. Wendt, Steven Wynne, John Carter and Martha Byorum, the initial Series A Preferred Directors shall be Mark A. Beck, Anthony Munk, Christopher Patterson, Matthew Ross and Patrick Tolbert, and the initial Series B Preferred Directors shall be Kirk S. Hachigian and Bruce Taten; and

(b) at each annual meeting of the Shareholders or any special meeting at which one or more directors of the Corporation are to be elected (or by written consent of the Shareholders in lieu of any such meeting), (i) the holders of the Series B Preferred Stock shall have the right to nominate and elect the two (2) Series B Preferred Directors, (ii) the holders of the Series A Convertible Preferred Stock (voting together as a single class on an as-converted basis) shall have the right to nominate and elect the five (5) Series A Preferred Directors, and (iii) the Common Directors serving as directors for the term immediately prior thereto (the “Incumbent Common Directors”) shall have (solely for purposes of any nomination by the Board of Directors) (to the exclusion of the Preferred Directors) the right to nominate, and the holders of the Total Common Stock (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) shall have the right to nominate and elect, the four (4) Common Directors.

(2) [Intentionally Omitted.]

(3) [Intentionally Omitted.]

(4) In the event of a Major Onex Ownership Decline, the Board size shall be reduced to five (5) members, consisting of four (4) Common Directors and one (1) Series A Preferred Director, and the terms of office of the Series B Preferred Directors and four of the Series A Preferred Directors shall automatically expire. The holders of a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock shall have the right to determine which of the Series A Preferred Directors in office as of immediately prior to such Major Onex Ownership Decline shall be the one Series A Preferred Director whose term does not automatically expire pursuant to the preceding sentence (the “Continuing Series A Director”); provided, however, that in the absence of such determination, the Continuing Series A Director shall be the Series A Preferred Director in office as of immediately prior to such Major Onex Ownership Decline whose last name is first in alphabetical order.

(5) Subject to Section B(4), the Common Directors and Preferred Directors shall be elected at each annual meeting of the Corporation, with each director to hold office, unless removed, until his or her successor shall have been duly elected and qualified.

(6) Any vacancy (including, but not limited to, vacancies due to resignation, removal, death or incapacitation) in the office of any Common Director shall be filled by a majority of the Common Directors then in office, or by a sole remaining Common Director, or by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Total Common Stock (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose). Any vacancy (including, but not limited to, vacancies due to resignation, removal, death or incapacitation) in the office of any Series A Preferred Director shall be filled by a majority of the Series A Preferred Directors then in office, or by a sole remaining Series A Preferred Director, or by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Series A Convertible Preferred Stock, voting together as a single class on an as-converted basis. Any vacancy (including, but not limited to, vacancies due to resignation, removal, death or incapacitation) in the office of any Series B Preferred Director shall be filled by a majority of the Series B Preferred Directors then in office, or by a sole remaining Series B Preferred Director, or by the affirmative vote of the holder of the Series B Preferred Stock. Any Common Director or Preferred Director,

respectively, appointed or elected to fill a vacancy (including any vacancy created by any removal, death or resignation of any director or for any other reason) pursuant to this Section B(6) shall hold office for a term that shall coincide with the remaining term of the replaced Common Director and Preferred Director, respectively. If at any time there are no Common Directors then in office, upon the written demand of one or more Shareholders holding in the aggregate at least twenty percent (20%) of the voting power of the outstanding shares of Total Common Stock, the Secretary shall call a special meeting of Shareholders for the purpose of electing Common Directors.

(7) The provisions of this Section B shall terminate at such time as there is no Series A Convertible Preferred Stock outstanding, and in such event the number of directors of the Corporation shall be determined in the manner set forth in the By-Laws of the Corporation.

C. Special Provisions; Common Committee.

(1) Common Committee. The Board shall, in accordance with Section 141(a) of the DGCL, have a committee, designated the “Common Committee,” comprised of the Common Directors from time to time, each of whom shall automatically become a member of such committee upon his or her becoming a director. Actions in this Section C(1) that are approved by a majority of the members of the Common Committee shall be deemed approved by, and shall not require the further ratification of, the Board of Directors and shall be considered ready for implementation. The Common Committee shall be and hereby is delegated the Board of Directors’ authority with respect to the following matters (only):

(a) [Intentionally Omitted.]

(b) The declaration and payment by the Corporation of dividends in accordance with the other terms of this Certificate of Incorporation:

i. on the Series A Convertible Preferred Stock to the extent that taking such actions would be in full compliance with the Credit Facility as in effect on October 3, 2011 (irrespective of whether the Credit Facility is subsequently amended, modified, waived or terminated); or

ii. prior to the first filing of a registration statement by the Corporation with respect to a Public Offering, consisting solely of cash that is Distributable Non-Core Assets/Proceeds, in each case made pursuant to Section A(2)(b)(ii) of Article VI.

(c) Exercising the Corporation’s rights and performing the Corporation’s obligations under Article IX of the Stock Purchase Agreement, and the defense and settlement by the Corporation of claims that would give rise to indemnification obligations under Section 9.1 of the Stock Purchase Agreement other than with respect to the defense and settlement of claims where the potential liability of the Corporation in connection with such claim (as mutually agreed, in accordance with Section 141(a) of the DGCL, by the Common Committee and a majority of the Preferred Directors, or in the absence of such agreement at the election of either the Common Committee or a majority of the Preferred Directors, by independent counsel retained by the Board) is greater than 200% of the maximum amount of the potential liability of the Corporation in connection with such claim that would give rise to indemnification of the Investor Indemnified Parties (as defined in the Stock Purchase Agreement) under the Stock Purchase Agreement (i.e., the amount above which increases in the amount of such liability would not increase the amount of indemnification of the Investor Indemnified Parties after giving effect to the limitations in Article IX of the Stock Purchase Agreement and the cumulative effect of other claims for indemnification); provided, however, that in such case the Common Committee shall be delegated the Corporation’s right as the Indemnifying Party (as defined in the Stock Purchase Agreement) under the penultimate sentence of Section 9.4(b) of the Stock Purchase Agreement to consent to any settlement, compromise, discharge or admission of liability with respect to such matters; and provided, further, that the authority extended to the Common Committee under this Section C(2)(c) shall not include the authority to defend or settle any Tax claims that would not give rise to indemnification obligations under Section 9.1 of the Stock Purchase Agreement (“Other Tax Claims”), irrespective of whether such Other Tax Claim is part of the same audit, proceeding or investigation. Notwithstanding the foregoing, the Common Committee shall only have the authority to use Available Excess Non-Core Cash Proceeds to satisfy the Corporation’s obligation to make any payment under Article IX of the Stock Purchase Agreement prior to the first filing by the Corporation of a registration statement with respect to a Public Offering.

(2) The Corporation shall not, and shall cause its subsidiaries not to, take or agree to take any of the following actions without the approval of the Common Committee:

(a) enter into any refinancing of the principal debt facilities of the Corporation or any of its subsidiaries, except that approval of the Common Committee shall not be required to the extent that after giving effect to such refinancing transaction either (i) the pro-forma Consolidated Indebtedness to TTM EBITDA ratio would not exceed 4.75 or (ii) aggregate Consolidated Indebtedness would not exceed the aggregate amount of Consolidated Indebtedness that would have been outstanding immediately prior to such refinancing or as of immediately following the closing of the transactions contemplated by the Stock Purchase Agreement, whichever is greater, assuming in either case that the Corporation and each of its subsidiaries had borrowed all amounts then available for borrowing under each of agreements pursuant to which the Corporation or any of its subsidiaries then had the ability to incur Consolidated Indebtedness (with indebtedness incurred to fund transaction expenses related to any such refinancing being disregarded for purposes of determining whether aggregate Consolidated Indebtedness will increase);

(b) enter into any transaction or series of related transactions effecting a Liquidation or Company Sale (in either case, other than in connection with an exercise by Onex Partners III LP of its rights under Section 1 of the Onex Shareholders Agreement with respect to a Drag-Along Sale (as defined in the Onex Shareholders Agreement)), unless the Board of Directors shall have received an opinion from a major investment banking firm to the effect that the consideration to be received by the holders of the Common Stock in such transaction is fair to such holders from a financial point of view;

(c) change the nature of the business of the Corporation and its subsidiaries, taken as a whole, or enter into a new line of business not related to doors and windows; and

(d) enter into any transaction with Onex Corporation or any of its Affiliates, exclusive of any transactions entered into with any portfolio company of Onex Corporation or any fund managed by it in the ordinary course of business on terms no less favorable to the Corporation than could reasonably be expected to be obtained in a transaction negotiated with an unrelated party on an arm’s length basis.

ARTICLE IX.

DIRECTORS AND OFFICERS

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation shall, to the fullest extent permitted by law, as now or hereafter in effect, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors or officers of the Corporation, or serving or having served at the request of the Corporation as directors, officers, trustees, partners, employees or agents of any entity in which the Corporation has an interest. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Notwithstanding the foregoing, the Corporation shall not be obligated to indemnify or advance expenses to any director or officer (or any of such person’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person (except for a proceeding to enforce rights to indemnification or advancement of expenses) unless such proceeding (or part thereof) was authorized or consented to by the Board.

B. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

C. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

D. Any repeal or modification of this Article IX shall not result in any liability of a director, or any change or reduction in the indemnification to which a director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.

E. The Corporation shall maintain directors’ and officers’ liability insurance policies for the benefit of the officers and directors acting in their capacity as such, which policies shall contain customary provisions (including amounts of coverage) as those generally maintained by companies of similar size as the Corporation and as otherwise approved by the Board.

ARTICLE X.

BY-LAWS

Except as otherwise provided in this Certificate of Incorporation (including the last sentence of this Article X), in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, amend and rescind the By-Laws of the Corporation. Except as otherwise provided in this Certificate of Incorporation (including the last sentence of this Article X), the Shareholders shall also have the power to make, repeal, amend and rescind the By-Laws of the Corporation by the affirmative vote of the holders of a majority of the voting power of the Total Common Stock and Series A Convertible Preferred Stock (voting together as a single class on an as-converted basis) present in person or by proxy at a meeting at which a quorum is present. Notwithstanding anything to the contrary in this Certificate of Incorporation, Sections 1.2, 2.1, 2.5, 2.8, 2.9, 2.13, 3.2 and 3.7 of the By-Laws shall not be amended, repealed or rescinded by the Board or by the Shareholders, in either case, so as to become effective prior to the consummation of a Qualified Public Offering or conversion of all outstanding shares of Series A Convertible Preferred Stock into Common Stock without the prior written consent of the holders of a majority of the voting power of the shares of Total Common Stock (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose) then outstanding.

ARTICLE XI.

DISTRIBUTIONS

Notwithstanding anything to the contrary in this Certificate of Incorporation, for a period of two (2) years after the consummation of a Company Redemption, the Corporation may not declare or pay cash dividends with respect to equity interests to, or repurchase or redeem equity interests from, its equity holders except to the extent required by applicable law in connection with the ESOP and as required pursuant to written agreements or as provided in the Corporation’s written policies and procedures relating to stock repurchases, in each case as in effect as of immediately prior to such Company Redemption.

ARTICLE XII.

ACTION WITHOUT A MEETING

Any action to be taken by the Shareholders of the Corporation may be approved without a meeting if the action is taken by Shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all Shareholders entitled to vote on the action were present and voted.

ARTICLE XIII.

SECTION 203 OF THE DGCL

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE XIV.

AMENDMENT

The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any such adoption, repeal, rescission or amendment shall require the approval of the holders of a majority of the voting power of the issued and outstanding shares, voting as separate classes, of (x) the Series A Convertible Preferred Stock (voting together as a single class on an as-converted basis) and (y) the Total Common Stock (treating all shares of Class B-1 Common Stock on an as-converted basis for such purpose), unless (A) the adoption, repeal, rescission or amendment is pursuant to a conversion solely to change the Corporation’s jurisdiction of organization or (B) the adoption, repeal, rescission or amendment is set forth in an agreement of merger.

ARTICLE XV.

DEFINITIONS

Capitalized terms used herein shall have the following definitions:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and when used with respect to any individual, shall also include the Relatives of such individual. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Dividend” shall have the meaning set forth in Section A(2)(c) of Article VI.

“Approved Securities Exchange” means either the New York Stock Exchange or the NASDAQ Global Select Market.

“Available Excess Non-Core Cash Proceeds” shall have the meaning set forth in the Stock Purchase Agreement.

“Board” shall mean the Board of Directors of the Corporation.

“Bridge Notes” means the Convertible Promissory Notes, as amended from time to time, in an aggregate initial principal amount of $170,970,846, issued by the Corporation to the Onex Shareholders and their Affiliates on the Old Series A Initial Issuance Date.

“Capital Stock” shall have the meaning set forth in Article IV.

“Certificate of Incorporation” shall mean this Certificate of Incorporation.

“Class B-1 Common Stock” shall have the meaning set forth in Article IV.

“Class B-1 Conversion Rate” shall have the meaning set forth in Section F(1) of Article V.

“Common Committee” shall have the meaning set forth in Section C(1) of Article VIII.

“Common Directors” shall have the meaning set forth in Section B(1)(a) of Article VIII.

“Common Stock” shall have the meaning set forth in Article IV.

“Common Stock Liquidation Value” shall have the meaning set forth in Section C of Article VI.

“Company Redemption” shall have the meaning set forth in Section D(1) of Article VI.

“Company Redemption Date” shall have the meaning set forth in Section D(2) of Article VI.

“Company Redemption Notice” shall have the meaning set forth in Section D(1) of Article VI.

“Company Redemption Price” shall have the meaning set forth in Section D(1) of Article VI.

“Company Sale” shall have the meaning set forth in Section C of Article VI.

“Consolidated Indebtedness” means, as of any date, the aggregate amount outstanding, on a consolidated basis and without duplication, of (a) all obligations of the Corporation or its Subsidiaries for borrowed money, (b) all obligations of the Corporation or its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or upon which interest charges are customarily paid, (c) all obligations of the Corporation or its Subsidiaries for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the business of the Corporation and its Subsidiaries, (d) all obligations of the Corporation or its Subsidiaries under conditional sale or other title retention agreements relating to property purchased by such Person and all capitalized lease obligations, (e) all payment obligations of the Corporation or its Subsidiaries on or for currency protection agreements, interest rate swap agreements or other agreements. relating to derivatives based on the “mark to market” value of such agreements at the time of determination (it being understood that if the aggregate “mark to market” value is positive, such positive value will reduce the amount of Consolidated Indebtedness), (1) all obligations of the Corporation or its Subsidiaries for the reimbursement of any obligor on any letter of credit banker’s acceptance or similar credit transaction (other than any undrawn amount in respect of such letters of credit or similar credit transactions), (g) all obligations of the Corporation or its Subsidiaries or any third party secured by property or assets of the Corporation or its Subsidiaries (regardless of whether or not such Person is liable for repayment of such obligations), except for items described in the definition of Permitted Encumbrances and (h) all indebtedness of another Person of the nature referred to in clauses (a) through (g) above guaranteed directly or indirectly by the Corporation or any of its Subsidiaries solely to the extent any such guaranty has been called and not paid. For purposes of this definition, any amount denominated other than in U.S. dollars shall be converted into U.S. dollars based on the applicable exchange rate on the date of determination as reported by Wells Fargo.

“Contingent Non-Core Asset Indemnification Payments” shall have the meaning set forth in the Stock Purchase Agreement.

“Continuing Series A Director” shall have the meaning set forth in Section B(4) of Article VIII.

“Conversion” means the conversion of the Corporation from an Oregon corporation to a Delaware corporation.

“Corporation” shall have the meaning set forth in Article I.

“Credit Facility” means that certain Credit Agreement, dated as of September 19, 2011 and as amended from time to time, among JELD-WEN, inc., JELD-WEN of Europe, B.V., each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

“DGCL” shall have the meaning set forth in Article III.

“Distributable Non-Core Assets/Proceeds” means, (a) with respect to any dividend in kind, any of the Non-Core Assets so long as the fair market value of the Non-Core Assets remaining with the Corporation and its subsidiaries following such dividend, as determined by the Board, is not less than the amount of Contingent Non-Core Asset Indemnification Payments at such time and (b) with respect to any cash dividend, the amount of any Available Excess Non-Core Cash Proceeds as of such date.

“EBITDA” means earnings from continuing operations of the Corporation and its Subsidiaries before interest, taxes, depreciation and amortization, adjusted to exclude certain non-recurring and/or non-cash items which are not indicative of future performance, such as certain impairment charges, restructuring charges and affiliate equity losses associated with the operation, divestiture and termination of discontinued operations and other non-recurring items, calculated in a method consistent with the preparation of the Corporation’s financial statements.

“Equity Constant” means $206.7269; provided that, concurrently with any issuance of Series A Convertible Preferred Stock pursuant to Section 9.8(e) of the Stock Purchase Agreement, the Equity Constant will be reduced to an amount equal to the product of (x) the Equity Constant immediately prior to such issuance and (y) a fraction, (i) the numerator of which equals the number of shares of Series A Convertible Preferred Stock issued and outstanding immediately prior to such issuance, and (ii) the denominator of which equals the total number of shares of Series A Convertible Preferred Stock outstanding as of immediately after such issuance. Notwithstanding the foregoing, for purposes of Section B(1) of Article VI, the Equity Constant used when calculating the Series A Conversion Rate with respect to Series A Unpaid Dividends accrued before the date of the reduction of the Equity Constant pursuant to the immediately preceding sentence shall be deemed to be the Equity Constant in effect when the applicable Series A Unpaid Dividends accrued. For the avoidance of doubt, a reduction in the Equity Constant will have no effect on the amount of dividends accrued on the Series A Convertible Preferred Stock prior to the occurrence of such reduction.

“ESOP” means the JELD-WEN, inc., Employee Stock Ownership and Retirement Plan and Trust.

“Incumbent Common Directors” shall have the meaning set forth in Section B(1)(b) of Article VIII.

“IPO Cash Sale Proceeds” shall have the meaning set forth in Section B(2)(a)(i) of Article VI.

“IPO Date” shall have the meaning set forth in Section B(2)(a)(i) of Article VI.

“Liquidation” shall have the meaning set forth in Section A of Article V.

“Major Onex Ownership Decline” means an event or transaction, or series of events and/or transactions, resulting in the collective Percentage Ownership of the Onex Shareholders and their permitted transferees under the Onex Shareholders Agreement equaling ten percent (10%) or less.

“Maturity Date” means April 30, 2013.

“New Series A-1 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(i) of Article VI.

“New Series A-2 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(ii) of Article VI.

“New Series A-3 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(iii) of Article VI.

“Non-Core Assets” has the meaning set forth in the Stock Purchase Agreement.

“Old Common Stock” means the shares of Common Stock, no par value per share, of the Corporation as it existed prior to the Conversion, then known as JELD-WEN Holding, inc., an Oregon corporation.

“Old Series A Convertible Preferred Stock” means the shares of Series A Convertible Preferred Stock, no par value per share, of the Corporation as it existed prior to the Conversion, then known as JELD-WEN Holding, inc., an Oregon corporation.

“Old Series A Initial Issuance Date” means October 3, 2011.

“Old Series A-1 Dividends” means an amount equal to $54,128,656 paid on July 31, 2015.

“Old Series A-1 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a) of Article VI.

“Old Series A-2 Dividends” means an amount equal to $3,513,973 paid on July 31, 2015.

“Old Series A-2 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(ii) of Article VI.

“Old Series A-3 Dividends” means an amount equal to $4,775,811 paid on July 31, 2015.

“Old Series A-3 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(iii) of Article VI.

“Onex Shareholders” means the purchasers identified in the Stock Purchase Agreement.

“Onex Shareholders Agreement” means the Shareholders Agreement, dated as of the Series A Initial Issuance Date, among the Corporation, the Onex Shareholders and the other signatories thereto, as amended.

“Other Tax Claims” shall have the meaning set forth in Section C(1)(c) of Article VIII.

“Participating Shareholder” shall have the meaning set forth in Section A(2) of Article VII.

“Participation Exercise Notice” shall have the meaning set forth in Section A(2) Article VII.

“Participation Notice” shall have the meaning set forth in Section A(1) of Article VII.

“Participation Period” shall have the meaning set forth in Section A(2) of Article VII.

“Participation Securities” shall have the meaning set forth in Section A(1) of Article VII.

“Percentage Ownership” equals, with respect to any Shareholder, a fraction, the numerator of which is the total number of shares of Total Common Stock owned by, or issuable upon conversion of Series A Convertible Preferred Stock owned by, such Shareholder and the denominator of which is the total number of shares of Common Stock owned by, or issuable upon conversion of Series A Convertible Preferred Stock owned by, all Shareholders; provided, however, the calculation of Percentage Ownership shall not include (i) any stock options or other similar equity awards granted to any Person, (ii) shares of Common Stock issued or issuable upon conversion of Series A Convertible Preferred Stock to the extent attributable to Series A Unpaid Dividends, (iii) the shares of Common Stock (x) issued in the Conversion in respect of Old Common Stock that had been issued upon conversion of the Bridge Notes or (y) issued or issuable upon conversion of Series A-3 Stock issued in the Conversion in respect of Old Series A Convertible Preferred Stock that had been issued upon conversion of the Bridge Notes, in either case of (x) or (y) to the extent attributable to accrued but unpaid interest on the Bridge Notes, (iv) shares of Common Stock issued upon conversion of Class B-1 Common Stock to the extent in excess of one share of Common Stock per share of Class B-1 Common Stock or (v) shares of Capital Stock issued with respect to indemnification obligations of the Corporation under Article IX of the Stock Purchase Agreement, other than shares of Series A Convertible Preferred Stock issued to the Onex Shareholders pursuant to Section 9.8(e) of the Stock Purchase Agreement to the extent that the combined effect of the issuance of such shares and the issuance of shares of Capital Stock (or securities convertible or exchangeable into or exercisable for Capital Stock) in connection with the matter that gave rise to such issuance under Section 9.8(e) did not increase the percentage of Common Stock of the Corporation held in the aggregate by the Onex Shareholders (calculated on an as-converted, fully-diluted basis excluding shares attributable to dividends on the Series A Convertible Preferred Stock). The Percentage Ownership of the Onex Shareholders shall take into account the Common Stock and Series A Convertible Preferred Stock owned by their permitted transferees under the Onex Shareholders Agreement.

“Permitted Encumbrances” means (a) encumbrances for taxes and other governmental charges and assessments that are not yet due and payable, and encumbrances for current taxes and other charges and assessments of any governmental body that may thereafter be paid without penalty or that are being contested by appropriate proceedings, (b) encumbrances of landlords, lessors, carriers, warehousemen, mechanics and materialmen and other like encumbrances arising in the ordinary course of business consistent with past practice, (c) other encumbrances or imperfections of title to or on real or personal property that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such encumbrance or imperfection and (d) all local and other laws, including building and zoning laws, governing the use of real property generally in the enacting jurisdiction.

“Permitted Non-Core Common Dividend” shall have the meaning set forth in Section A(2)(b) of Article VI.

“Person” means any individual, group, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

“Preferred Directors” shall have the meaning set forth in Section B(1)(a) of Article VIII.

“Preferred Stock” shall have the meaning set forth in Article IV.

“Pro Rata Portion” shall have the meaning set forth in Section A(2) of Article VII.

“Proposed Dividend” shall have the meaning set forth in Section A(2)(c) of Article VI.

“Public Offering” means a public offering of equity securities of the Corporation pursuant to an effective registration statement under the Securities Act.

“Qualified Public Offering” mean any bona fide underwritten Public Offering (other than pursuant to a registration statement on Form S-4 or S-8 or otherwise relating to equity securities issuable in connection with a business combination or under any employee benefit plan) of the Corporation (or any successor Person) that involves the registration and underwritten sale to the public of equity securities of the Corporation with a market value of at least $300 million and a listing of the Common Stock on an Approved Securities Exchange.

“Relatives” means, with respect to any individual, collectively, the spouse, domestic partner, parents, siblings and descendants of such individual and their respective issue (whether by blood or adoption and-including stepchildren) and the spouses and domestic partners of such persons.

“Sale Conversion” shall have the meaning set forth in Section B(11) of Article VI.

“Sale Conversion Holder” shall have the meaning set forth in Section B(11) of Article VI.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

“Series A Conversion Rate” shall have the meaning set forth in Section B(1) of Article VI.

“Series A Convertible Preferred Stock” shall have the meaning set forth in Article IV.

“Series A Initial Issuance Date” means May 31, 2016.

“Series A Initial Liquidation Value” shall have the meaning set forth in Section C of Article VI, as the same may be adjusted pursuant to such section.

“Series A Majority Conversion” shall have the meaning set forth in Section F(2) of Article V.

“Series A Preferred Directors” shall have the meaning set forth in Section B(1)(a) of Article VIII.

“Series A Unpaid Dividends” shall have the meaning set forth in Section A(2)(a) of Article VI.

“Series A-1 Attributed Conversion Payment” means an assumed payment as of the IPO Date equal to the product of (x) the sum of all (i) IPO Cash Sale Proceeds with respect to shares of Series A-4 Stock, plus (ii) cash dividends paid on the Series A-4 Stock up to the IPO Date, multiplied by (y) a fraction, the numerator of which is the number of shares of Series A-1 Stock outstanding as of the IPO Date and the denominator of which is the aggregate number of shares of Series A-1 Stock, Series A-2 Stock, and Series A-3 Stock outstanding as of such date.

“Series A-1 Attributed Redemption Payment” means an assumed payment as of the Company Redemption Date equal to the product of (x) the sum of (i) all cash dividends paid on the Series A-4 Stock up to the Company Redemption Date, plus (ii) the Series A-4 Company Redemption Price, multiplied by (y) a fraction, the numerator of which is the number of shares of Series A-1 Stock outstanding as of the Company Redemption Date and the denominator of which is the aggregate number of shares of Series A-1 Stock, Series A-2 Stock, and Series A-3 Stock outstanding as of such date.

“Series A-1 Company Redemption Price” shall have the meaning set forth in Section D(1)(a) of Article VI.

“Series A-1 Conversion Rate” shall have the meaning set forth in Section B(1)(a) of Article VI.

“Series A-1 Initial Investment Amount” means $700 million.

“Series A-1 Per Share Redemption Price” means the quotient of (i) the Series A-1 Company Redemption Price, divided by (ii) the number of shares of Series A-1 Stock outstanding at the time of the Company Redemption Notice.

“Series A-1 Stock” shall have the meaning set forth in Article IV.

“Series A-1 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(i) of Article VI.

“Series A-2 Attributed Conversion Payment” means an assumed payment as of the IPO Date equal to the product of (x) the sum of all (i) IPO Cash Sale Proceeds with respect to shares of Series A-4 Stock, plus (ii) cash dividends paid on the Series A-4 Stock up to the IPO Date, multiplied by (y) a fraction, the numerator of which is the number of shares of Series A-2 Stock outstanding as of the IPO Date and the denominator of which is the aggregate number of shares of Series A-1 Stock, Series A-2 Stock, and Series A-3 Stock outstanding as of such date.

“Series A-2 Attributed Redemption Payment” means an assumed payment as of the Company Redemption Date equal to the product of (x) the sum of (i) all cash dividends paid on the Series A-4 Stock up to the Company Redemption Date, plus (ii) the Series A-4 Company Redemption Price, multiplied by (y) a fraction, the numerator of which is the number of shares of Series A-2 Stock outstanding as of the Company Redemption Date and the denominator of which is the aggregate number of shares of Series A-1 Stock, Series A-2 Stock, and Series A-3 Stock outstanding as of such date.

“Series A-2 Company Redemption Price” shall have the meaning set forth in Section D(1)(b) of Article VI.

“Series A-2 Conversion Rate” shall have the meaning set forth in Section B(1)(b) of Article VI.

“Series A-2 Per Share Redemption Price” means the quotient of (i) the Series A-2 Company Redemption Price, divided by (ii) the number of shares of Series A-2 Stock outstanding at the time of the Company Redemption Notice.

“Series A-2 Stock” shall have the meaning set forth in Article IV.

“Series A-2 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(ii) of Article VI.

“Series A-3 Attributed Conversion Payment” means an assumed payment as of the IPO Date equal to the product of (x) the sum of all (i) IPO Cash Sale Proceeds with respect to shares of Series A-4 Stock, plus (ii) cash dividends paid on the Series A-4 Stock up to the IPO Date, multiplied by (y) a fraction, the numerator of which is the number of shares of Series A-3 Stock outstanding as of the IPO Date and the denominator of which is the aggregate number of shares of Series A-1 Stock, Series A-2 Stock, and Series A-3 Stock outstanding as of such date.

“Series A-3 Attributed Redemption Payment” means an assumed payment as of the Company Redemption Date equal to the product of (x) the sum of (i) all cash dividends paid on the Series A-4 Stock up to the Company Redemption Date, plus (ii) the Series A-4 Company Redemption Price, multiplied by (y) a fraction, the numerator of which is the number of shares of Series A-3 Stock outstanding as of the Company Redemption Date and the denominator of which is the aggregate number of shares of Series A-1 Stock, Series A-2 Stock, and Series A-3 Stock outstanding as of such date.

“Series A-3 Company Redemption Price” shall have the meaning set forth in Section D(1)(c) of Article VI.

“Series A-3 Conversion Rate” shall have the meaning set forth in Section B(1)(c) of Article VI.

“Series A-3 Per Share Redemption Price” means the quotient of (i) the Series A-3 Company Redemption Price, divided by (ii) the number of shares of Series A-3 Stock outstanding at the time of the Company Redemption Notice.

“Series A-3 Stock” shall have the meaning set forth in Article IV.

“Series A-3 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(iii) of Article VI.

“Series A-4 Company Redemption Price” shall have the meaning set forth in Section D(1)(d) of Article VI.

“Series A-4 Conversion Rate” shall have the meaning set forth in Section B(1)(d) of Article VI.

“Series A-4 Initial Issuance Date” means the date the Corporation first issues shares of Series A-4 Stock.

“Series A-4 Per Share Redemption Price” means the quotient of (i) the Series A-4 Company Redemption Price, divided by (ii) the number of shares of Series A-4 Stock outstanding at the time of the Company Redemption Notice.

“Series A-4 Stock” shall have the meaning set forth in Article IV.

“Series A-4 Unpaid Dividends” shall have the meaning set forth in Section A(2)(a)(iv) of Article VI.

“Series B Preferred Directors” shall have the meaning set forth in Section B(1)(a) of Article VIII.

“Series B Preferred Stock” shall have the meaning set forth in Article IV.

“Shareholders” shall have the meaning set forth in Section B(1) of Article V.

“Stock Purchase Agreement” means the Amended and Restated Stock Purchase Agreement, dated July 29, 2011, between the Corporation and the Onex Shareholders, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned. or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Supplemental Investment Amount” means $50 million.

“Supplemental Investment Issuance Date” means October 24, 2012.

“Tax” means all U.S. federal, state, local, non-U.S., provincial and other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Total Common Stock” shall have the meaning set forth in Article IV.

“TTM EBITDA” means, as of any date of determination, EBITDA of JELD-WEN, inc. and its Subsidiaries for the most recent twelve (12) full fiscal months ended at least 22 days prior to such date.

ARTICLE XVI.

SEVERABILITY

To the extent that any provision of this Certificate of Incorporation (including, without limitation, for the purposes of this paragraph, the terms of any class or series of Capital Stock) is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation or the validity of any class or series of Capital Stock, and following any determination by a court of competent jurisdiction that any provision of this Certificate of Incorporation is invalid or unenforceable, this Certificate of Incorporation shall contain only such provisions (i) as were in effect immediately prior to such determination and (ii) were not so determined to be invalid or unenforceable.

ARTICLE XVII.

INCORPORATOR

The name and mailing address of the sole incorporator is as follows:

David G. Stork

440 S. Church Street, Suite 400

Charlotte, NC 28202

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

ARTICLE XVIII.

INITIAL DIRECTORS

The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of Shareholders or until their successors are elected and qualify are as follows:

Name	Address

R.C. Wendt	440 S. Church Street, Suite 400 Charlotte, NC 28202

Steven Wynne	440 S. Church Street, Suite 400 Charlotte, NC 28202

John Carter	440 S. Church Street, Suite 400 Charlotte, NC 28202

Martha Byorum	440 S. Church Street, Suite 400 Charlotte, NC 28202

Mark A. Beck	440 S. Church Street, Suite 400 Charlotte, NC 28202

Name	Address

Anthony Munk	440 S. Church Street, Suite 400 Charlotte, NC 28202

Christopher Patterson	440 S. Church Street, Suite 400 Charlotte, NC 28202

Matthew Ross	440 S. Church Street, Suite 400 Charlotte, NC 28202

Patrick Tolbert	440 S. Church Street, Suite 400 Charlotte, NC 28202

Kirk S. Hachigian	440 S. Church Street, Suite 400 Charlotte, NC 28202

Bruce Taten	440 S. Church Street, Suite 400 Charlotte, NC 28202

[Signature Page Follows]

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 31st day of May, 2016.

/s/ David G. Stork
David G. Stork
Incorporator

[Signature Page to Certificate of Incorporation]